amending the Agreement in the manner and to the extent hereinabove provided.

                                     Very truly yours,

                                     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                                     By: /s/JOHN P. MULLMAN
                                         ____________________________________
                                             Vice President


The foregoing is hereby
accepted as of the date
first above written

GRUBB & ELLIS COMPANY


By:  /s/ROBERT J. HANLON, JR.
     ________________________
     Chief Financial Officer

                                                                       EXHIBIT 3


                  MODIFICATION TO NOTE AND SECURITY AGREEMENT

       THIS MODIFICATION TO NOTE AND SECURITY AGREEMENT (the "Modification Agreement") modifies the Senior Note, Subordinated Note and Revolving Note Agreement, dated as of November 2, 1992 (the "Note Agreement"), and is entered into as of the 29th day of March 1994, by and between GRUBB & ELLIS COMPANY, a Delaware corporation ("Company"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Prudential").

                                    RECITAL

         A. Pursuant to the Note Agreement, Company became indebted to Prudential in an amount as set forth in and more fully defined as the "Senior Debt" in the Note Agreement.

         B. Prudential asserts that certain Events of Default, as defined in the Note Agreement, have occurred and are continuing.

         C. Company has requested that Prudential waive certain rights and forebear from the exercise of certain remedies under the Note Agreement and to otherwise accommodate Company with respect to a certain financing agreement (the "Warburg Loan") made pursuant to a certain Loan and Security Agreement dated as of March 29, 1994 (the "Warburg Loan Agreement") between Company and Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Warburg"), as evidenced by certain Loan Documents, as that term is defined in the Warburg Loan Agreement, and Prudential has agreed to provide such waivers, consents and accommodations to Company subject to the conditions contained herein and on the terms set forth in a certain Note Agreement Waiver, of even date herewith, and a certain letter agreement entitled Bridge Financing and Equity Offering Acknowledgment, also of even date herewith (the Note Agreement, the Modification Agreement, the Note Agreement Waiver and the letter agreement are collectively referred to herein as the "Prudential Agreement").

                                   AGREEMENT

       NOW, THEREFORE, Prudential and Company hereby agree as follows:

                                   ARTICLE I
           GRANT OF SECURITY: CASH COLLATERAL ACCOUNT: SUBORDINATION

         SECTION 1.1. COLLATERAL; GRANT OF SECURITY INTEREST. In consideration for the forbearance, modifications and waivers granted by Prudential, as security for Company's indebtedness to Prudential for the Senior Debt, pursuant to and as defined in the Note Agreement, Company hereby grants to Prudential (to secure all such indebtedness) a security interest of first priority (subject to the terms of a certain Intercreditor Agreement, dated as of March 29, 1994, between Prudential and Warburg (the "Intercreditor Agreement"), a certain Cash Collateral Account Agreement, dated as of March 29, 1994 (the "Cash Collateral Account Agreement); a certain Prudential Waiver dated as of the date hereof with respect to any and all Events of Default which have occurred and are continuing under the Note Agreement; and a certain Written Consent dated as of the date hereof by Company, Warburg and Prudential to certain terms and conditions for the transactions contemplated herein and a proposed stockholder rights offering, (collectively, the "Prudential Documents")), in all of Company's right, title and interest in and to, in each case whether now existing or hereafter acquired and wherever located, all of the following (the "Collateral): (i) all rights to payment in respect of all commercial real estate fees and commissions due to Company or any of its subsidiaries in connection with the commercial real estate brokerage operations of Company and its subsidiaries ("Brokerage Commissions"), (ii) Escrow No. 2337 (the "Existing Cash Collateral Account") maintained by Company at Bank of America NT&SA ("BofA") and any other Cash Collateral Account (as defined below) and all monies, instruments and amounts at any time on deposit in the Cash Collateral Account, and (iii) all proceeds of any of the foregoing.

         SECTION 1.2. LOCKBOX; CASH COLLATERAL ACCOUNT. Company has or shall have established and shall maintain with BofA (or such other financial institution or institutions as may be acceptable to Warburg, the "Depository Bank"), in the State of California, a lockbox (together with any successor, replacement or substitute lockbox, the "Lockbox") and one or more deposit accounts (collectively, including the Existing Cash Collateral Account and any successor, replacement or substitute account, the "Cash Collateral Account") into which Company hereby agrees to deposit the proceeds of the Warburg Loan. Company shall instruct each of its brokers, whether employees of Company or any of its subsidiaries, independent contractors or otherwise (collectively, "Brokers"), to deposit directly to the Lockbox all Brokerage Commissions. The Depository Bank shall deposit once each Business Day (as defined below) all Brokerage Commissions delivered into the Lockbox to the Cash Collateral Account (in the same form as received, with any necessary endorsements). In addition, Company shall promptly deposit all Brokerage Commissions received directly by Company or any of its subsidiaries (in the same form as received, with any necessary endorsements) to either the Lockbox or the Cash Collateral Account (amounts on deposit in the Cash Collateral Account are referred to herein as "Collateral Account Proceeds"). The Cash Collateral Account shall be established pursuant to documentation in form and substance satisfactory to Prudential (as such documentation may be in effect from time to time, the "Cash Collateral Documents"). The Cash Collateral Documents shall provide, among other things, that (1) subject to the following clause (2), Company may make withdrawals from the Cash Collateral Account for any general corporate purpose other than Prohibited Uses as defined in the Warburg Loan Agreement, and (2) during the existence and continuance of any Event of Default under the Prudential Agreement, Prudential may, by written notice to the Depository Bank with which Cash Collateral Accounts are maintained, terminate the right of Company to make any withdrawal from the Cash Collateral Account.

         SECTION 1.3. FURTHER ASSURANCES. Company agrees that from time to time, at the expense of Company, Company will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Prudential may request, in order to perfect, protect and maintain or establish the priority of any security interest granted or purported to be granted hereby or to enable Prudential to exercise and enforce its rights and remedies hereunder with respect to any Collateral. In addition, Company shall (a) notify Prudential of any change in Company's name, identity or corporate structure at least 15 days prior to any such change, and
(b) not relocate Company's chief executive office from the location therefor specified in Section 2.4 without less than 60 days' prior written notice to Prudential.

         SECTION 1.4. SUBORDINATION. Prudential and Company agree, upon the delivery of a Notice of Blockage (as defined in the Cash Collateral Account Agreement) or at such time as Prudential or Warburg exercises any other remedies with respect to the Cash Collateral Account, that the Senior Debt evidenced by the Senior Note, as defined in the Note Agreement, shall be subordinated in right of payment to the extent of any proceeds within the Cash Collateral Account, as and in the manner provided herein, (i) first, to the prior payment in full of all Broker Fees (as defined below), and, (ii) second, to any outstanding obligations under the Warburg Note, and that the subordination is for the benefit of Company.
"Broker Fees" shall mean (i) the fees, commissions and other amounts to be paid to Brokers as compensation for the commercial real estate brokerage operations that gave rise to the Broker Commissions, and (ii) reimbursement to any banks that advanced such fees, commissions and other amounts from Company accounts pursuant to Company's transfer instructions. During the effectiveness of this subordination, Company shall provide Broker Fee notices to Warburg and Prudential no earlier than two Business Days prior to a proposed Broker Fee payment date. Each such notice shall identify each Broker owed a Broker Fee or each bank that is to be reimbursed for an advanced Broker Fee, the transaction giving rise to the Broker Fee, the transaction date, the amount of the Broker Fee, the proposed Broker Fee payment date and payment instructions.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Company makes the following representations and warranties to Prudential, which representations and warranties shall be true and correct immediately before and at the time of entering into this Agreement and at the time of each request for an advance.

         SECTION 2.1. LEGAL STATUS. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business, and is in good standing as a foreign corporation, if applicable, in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Company and its wholly owned subsidiaries, taken as a whole.

         SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, and each other document, contract and instrument required by or at any time delivered to Prudential in connection with this Agreement (with all of the foregoing, including, without limitation, the Prudential Documents and the Cash Collateral Documents, referred to herein collectively as the "Prudential Loan Documents") to which Company is a party have been (or, with respect to any of the foregoing executed and delivered after the date hereof, will have been at the time of such execution and delivery) duly authorized by Company, and upon such execution and delivery will constitute legal, valid and binding agreements and obligations of Company or the party which executes the same, enforceable in accordance with their respective terms.

         SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Company of each of the Prudential Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of Company's Certificate of Incorporation or By-Laws, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Company is a party or by which Company or any of its properties may be bound except for any such breach or default which has been duly waived or consented to by all necessary parties.

         SECTION 2.4. CHIEF EXECUTIVE OFFICE; FEIN NUMBER. The chief executive office and the office where Company keeps its records regarding the Collateral is located at One Montgomery Street, Telesis Tower, San Francisco, California 94104. Company's Federal

Employer Identification Number is:  94-1424307.

         SECTION 2.5. SECURITY INTEREST. Upon the execution and delivery of this Agreement and the Cash Collateral Account Agreement, Prudential shall have a valid and continuing security interest in the Cash Collateral Account, and all action necessary to perfect such security interest shall have been taken. Prudential's security interest in the Cash Collateral Account is, and will continue to be, a first priority (subject to the terms of the Prudential Loan Documents) security interest, free and clear of all liens, claims, security interest and encumbrances, except with respect to any liens, claims, security interest and encumbrances of the Depository Bank granted by statute or pursuant to the Cash Collateral Account Agreement or any other Loan Document, and acknowledged by Prudential under the Intercreditor Agreement.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

         SECTION 3.1. (A) DOCUMENTATION. Prudential shall have received, in form and substance satisfactory to Prudential, the Prudential Agreement and each of the Prudential Loan Documents (in each case, duly executed by Company and/or each other party, as applicable).

                          (B)  CASH COLLATERAL ACCOUNT.  The Cash
Collateral Account shall have been established in a manner satisfactory to Prudential in its sole discretion and Prudential shall be satisfied that all steps shall have been taken necessary to create and perfect in favor of Prudential (to secure all obligations of Company under the Prudential Loan Documents) a first priority (subject to the terms of the Prudential Loan Documents) security interest in the Cash Collateral Account and all other Collateral described in Section 1.1 and 1.2.


                                   ARTICLE IV
                             AFFIRMATIVE COVENANTS

         Company covenants that so long as the Senior Debt owed by Company to Prudential under the Note Agreement remains outstanding, and until payment in full of all obligations of Company secured hereby, Company shall:

         SECTION 4.1. NOTE AGREEMENT. Comply fully will all obligations under the Note Agreement and this Security Agreement.

                                   ARTICLE V
                               EVENTS OF DEFAULT

         SECTION 5.1. DEFAULT The occurrence of any of the following shall constitute an "Event of Default" under this Prudential Security Agreement:

         (a) An Event of Default (as defined therein), shall have occurred and be continuing under the Prudential Note Agreement.

         (b) Prudential shall cease for any reason to have a valid and perfected first priority security interest in the Collateral securing payment in full of the Senior Debt owed by Company under the Note Agreement, junior only to the interests of Warburg or as otherwise provided in the

Cash Collateral Agreement.

         (c) The Cash Collateral Documents shall be modified without the consent of Prudential except with respect to fees charged by the Depository Bank or other administrative changes required by the Depository Bank that do not adversely affect Prudential's security interest in the Cash Collateral Account.


         SECTION 5.2.     REMEDIES.

         (a) If an Event of Default shall occur, in addition to, and not in substitution for any remedies to Prudential under the Note Agreement, (i) Prudential shall have all rights, powers and remedies available under each of the Prudential Loan Documents, or accorded by law, including without limitation the right to resort to any or all of the Collateral or any other security for any of the obligations of Company hereunder and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law subject to the Intercreditor Agreement. All rights, powers and remedies of Prudential in connection with each of the Prudential Loan Documents may be exercised at any time by Prudential and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                 (b) If any Event of Default shall have occurred and be continuing, in addition to, and not in substitution for any remedies available to Prudential under the Note Agreement, Prudential may exercise in respect of the Collateral, (i) all the rights and remedies of a secured party on default under the Uniform Commercial Code of the State of California (the "Code") (whether or not the Code applies to the affected Collateral); (ii) all of the rights and remedies provided for in this Agreement, the Cash Collateral Documents and any other agreement between Company and Prudential; and (iii) such other rights and remedies as may be provided by law or otherwise (such rights and remedies of Prudential to be cumulative and non-exclusive). Company hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Company agrees that at least ten days' notice to Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

                                   ARTICLE VI
                                 MISCELLANEOUS

         SECTION 6.1. TERMINATION OF AGREEMENT. This Agreement shall terminate upon termination of the Warburg Loan Agreement pursuant to its terms and payment to Prudential of the Collateral, if any, extant as of date of termination of the Warburg Loan Agreement.

         SECTION 6.2. NO WAIVER. No delay, failure or discontinuance of Prudential in exercising any right, power or remedy under any of the Prudential Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Prudential of any breach of or default under any of the Prudential Loan Documents must be in writing and shall be effective only to the extent expressly set forth in such writing.

         SECTION 6.3. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following addresses:

         COMPANY:         Grubb & Ellis Company
                          One Montgomery Street
                          Telesis Tower
                          San Francisco, California 94104
                          Telephone Number:  (415) 956-4699
                          Telecopier Number:  (415) 274-9700
                          Attn: General Counsel

         LENDER: The Prudential Insurance Company of America c/o The Prudential Corporate Finance Group Four Gateway Center
                          100 Mulberry Street
                          Newark, New Jersey  07102-4069
                          Attention: Senior Managing Director
                          Telephone Number:  (201) 802-6655
                          Telecopier Number:  (201) 802-2662

or to such other address as any party may designate by written notice to each other party. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery or courier service, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three
(3) days after deposit in the U.S. mail, first class and postage prepaid; or
(c) if sent by telecopy, upon receipt.

         SECTION 6.4. INDEMNITY, COSTS, EXPENSES AND ATTORNEYS' FEES. Company shall indemnify Prudential against, hold Prudential harmless from, and pay to Prudential immediately upon demand, the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Prudential in connection with (a) Prudential's administration of this Agreement and each of the other Prudential Loan Documents (including, without limitation, the subordination provisions in Section 1.6 and any costs or other expenses incurred in establishing or maintaining the Cash Collateral Account), and the preparation of this Agreement and the other Prudential Loan Documents and any amendments and waivers hereto and thereto, (b) the enforcement of Prudential's rights and/or the collection of any amounts which become due to Prudential under any of the Prudential Loan Documents (including in connection with any bankruptcy, reorganization, "work-out" or similar circumstance or proceeding), and (c) the prosecution or defense of any claim or action in any way arising out of or related to any of the Prudential Loan Documents or the transactions contemplated thereby, including without limitation any action for declaratory relief.

         SECTION 6.5. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Company may not assign or transfer its interest or obligations hereunder without the prior written consent of Prudential. Prudential reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Prudential's rights and benefits under this Agreement, the Notes and each of the other Prudential

Loan Documents.

         SECTION 6.6. ENTIRE AGREEMENT; COUNTERPARTS; AMENDMENT. The Prudential Loan Documents constitute the entire agreement between Company and Prudential with respect to the Prudential Debt and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Modification Agreement may be executed in any number of counterparts and may be amended or modified only by a written instrument executed by each party hereto.

         SECTION 6.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Prudential Loan Documents to which it is not a party.

         SECTION 6.8. TIME IS OF THE ESSENCE. Time is of the essence of each and every provision of this Agreement and each of the other Prudential Loan Documents.

         SECTION 6.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.0. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Loan and Modification Agreement to be executed as of the day and year first written above.

                            THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                            By:      The Prudential Insurance Company of America


                            By:  /s/ John P. Mullman
                               ..................................
                                     Name:  John P. Mullman
                                     Title: Vice President

                            GRUBB & ELLIS COMPANY


                            By:  /s/ Robert J. Hanlon, Jr.
                               ..................................
                                     Name:  Robert J. Hanlon, Jr.
                                     Title: Chief Financial Officer